KPG Press Release May 16

(PR NEWSWIRE) King Power International Group Co., Ltd. Announces Going-Private King Power International Group Co., Ltd. Announces Going-Private Transaction and

         BANGKOK, Thailand, May 16 /PRNewswire/ -- King Power International Group Co., Ltd. ("KPG" or the "Company") (Amex: KPG) today announced that its Board of Directors has, on the recommendation of a Special Committee composed of independent directors, approved a merger transaction in which KPG will be taken private by shareholders Vichai Raksriaksorn, Viratana Suntaranond, Aimon Raksriaksorn and Niphon Raksriaksorn (collectively, the "Controlling Shareholders") and several other shareholders who together with the Controlling Shareholders hold approximately 88.6% of the Company's common shares
(collectively, together with the Controlling Shareholders, the "Majority Shareholders"), and that KPG has executed an amended and restated agreement and plan of merger with respect to such merger transaction.

         Under the terms of the merger, KPG's shareholders, other than the Majority Shareholders (the "Non-affiliated Shareholders") will, upon consummation of the merger, cease to have an equity interest in the surviving corporation. Their common shares will instead convert into the right to receive cash in the amount of US$3.27 per share, and the surviving corporation will be held by the Majority Shareholders.

         The Special Committee of independent directors, which reviewed and negotiated the merger transaction with the assistance of its own financial advisor and legal counsel, upon consideration of various factors, determined that the merger consideration of US$3.27 and the merger terms are fair to, and in the best interests of, the Non-affiliated Shareholders from both a procedural and financial point of view. CLSA Equity Capital Markets Limited has also delivered a fairness opinion to the Board of Directors that as of the date of its opinion and subject to various considerations and assumptions, the merger consideration of US$3.27 per share is fair to the Non-affiliated Shareholders from a financial point of view.

         KPG also announced today that it has entered into a Stipulation of Settlement to settle three related lawsuits pending against KPG and members of its Board of Directors in the District Court of Clark County, Nevada. The lawsuits were commenced in response to the Controlling Shareholder's revised merger proposal in August 2002. Under the settlement, a settlement fund of US$1.7 million will be established for the benefit of Non-affiliated Shareholders (other than the defendants) who hold KPG shares immediately prior to the consummation of the merger and do not request exclusion from the class. All attorneys' fees and costs and administrative expenses, including notice costs, incurred by the plaintiffs and the plaintiffs' counsel will be paid from the settlement fund and will not exceed 35% of the settlement fund. The portion of the settlement fund to be received by the class members will be in addition to the merger consideration of US$3.27 to be received under the agreement and plan of merger.

         Final settlement of the lawsuits in conditioned upon, among other matters, approval of the settlement by the Nevada court and the consummation of the merger in accordance with its terms.

The merger is also conditioned upon, among other matters, the approval of the settlement by the Nevada court as well as approval of the merger by shareholders holding a majority of the Company's shares. The Controlling Shareholders, who together hold a majority of the Company's shares, have indicated their intention to vote for the merger.

  The date, time and location of the shareholders meeting to approve the merger will be announced at a later date, as will the record date of the meeting. Further details of the merger and related information of interest to shareholders will be provided in a proxy or information statement to be mailed to shareholders prior to the shareholders meeting.

         Note:  news releases and other  information  on King Power Group can be
accessed  at  www.kingpower.com   and   www.kingpowerinternational.com   on  the
Internet.

         The above information contains certain forward-looking statements and information relating to the Company that is based on the beliefs of the Company or management as well as assumptions made by and information currently available to the Company or management When used in this document, the words "anticipate," "believe," "estimate," "expect," and "intend" and similar expressions, as they relate to the Company or its management, are intended to identify forward-looking statements. Such statements reflect the current view of the Company regarding future events and are subject to certain risks, uncertainties and assumptions, including the risks and uncertainties noted. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those described herein as anticipated, believed, estimated, expected or intended. In each instance, forward-looking information should be considered in light of the accompanying meaningful cautionary statements herein. Factors that could cause results to differ include, but are not limited to, successful performance of internal plans, the impact of competitive services and pricing, and general economic risks and uncertainties.

         For further information, please contact: Bevo Beaven, Vice President of CTA Public Relations, Inc., +1-303-665-4200, for King Power International Group Co., Ltd.

SOURCE  King Power International Group Co., Ltd.
    -0-                             05/16/2003
    /CONTACT: Bevo Beaven, Vice President of CTA Public Relations, Inc., +1-303-665-4200, for King Power International Group Co., Ltd./
    /Web site:  http://www.kingpower.com
                http://www.kingpowerinternational.com /
    (KPG)

CO:  King Power International Group Co., Ltd.
ST:  Thailand, Colorado
IN:  REA FIN
SU:  TNM LAW

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